Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lite Strategy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.00000002 per share	Rule 457(c) and Rule 457 (h)	2,542,050	$1.28	$3,253,824.00	0.0001381	$449.35
	Total Offering Amounts:					$3,253,824.00		$449.35
	Total Fee Offsets:							$0.00
	Net Fee Due:							$449.35

1 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the registrant’s common stock, $0.00000002 par value (the “Common Stock”) which become issuable under the Lite Strategy, Inc. 2026 Omnibus Equity Compensation Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Stock Market on September 22, 2026.